Exhibit 99

DIAMONDCLUSTER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended March 31,		Ended March 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE:
Net revenue	$52,014	$43,032	$193,163	$154,785
Reimbursable expenses	7,090	6,709	26,612	22,329

Total revenue	59,104	49,741	219,775	177,114

PROJECT PERSONNEL EXPENSES:
Project personnel costs before reimbursable expenses	33,331	29,851	127,611	114,054
Reimbursable expenses	7,090	6,709	26,612	22,329

Total project personnel expenses	40,421	36,560	154,223	136,383

GROSS MARGIN	18,683	13,181	65,552	40,731

OTHER OPERATING EXPENSES:
Professional development and recruiting	2,057	1,069	7,697	4,395
Marketing and sales	1,269	1,007	3,776	2,948
Management and administrative support	9,743	9,012	35,837	35,207
Restructuring (benefit) expense	—	(258)	—	3,975

Total other operating expenses	13,069	10,830	47,310	46,525

INCOME (LOSS) FROM OPERATIONS	5,614	2,351	18,242	(5,794)
OTHER INCOME, NET	532	133	1,551	1,037

INCOME (LOSS) BEFORE INCOME TAXES	6,146	2,484	19,793	(4,757)
INCOME TAX (BENEFIT) EXPENSE	(13,907)	(717)	(13,245)	654

NET INCOME (LOSS)	$20,053	$3,201	$33,038	$(5,411)

BASIC INCOME (LOSS) PER SHARE OF COMMON STOCK	$0.59	$0.10	$0.99	$(0.17)

DILUTED INCOME (LOSS) PER SHARE OF COMMON STOCK	$0.53	$0.09	$0.91	$(0.17)

SHARES USED IN COMPUTING BASIC INCOME (LOSS) PER SHARE	33,759	33,260	33,516	32,710
SHARES USED IN COMPUTING DILUTED INCOME (LOSS) PER SHARE	37,623	35,498	36,281	32,710

The following amounts of stock-based compensation expense are included in each of the respective expense categories reported above:

	For the Three Months		For the Twelve Months
	Ended March 31,		Ended March 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Project personnel costs before reimbursable expenses	$2,978	$1,721	$12,527	$11,625
Professional development and recruiting	4	18	58	107
Marketing and sales	88	44	254	112
Management and administrative support	462	161	1,474	848

Total stock-based compensation	$3,532	$1,944	$14,313	$12,692

DIAMONDCLUSTER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	March 31,
ASSETS	2005	2004
	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$42,270	$39,004
Short-term investments	55,975	42,300
Accounts receivable, net of allowance of $1,079 and $1,650 as of March 31, 2005 and 2004, respectively	22,044	23,219
Income taxes receivable	—	569
Deferred tax asset — current portion	9,819	—
Prepaid expenses and other current assets	6,005	10,373

Total current assets	136,113	115,465
Computers, equipment, leasehold improvements and software, net	5,145	6,473
Deferred tax asset — non-current portion	10,841	—
Other assets	1,573	729

Total assets	$153,672	$122,667

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,652	$6,250
Income taxes payable	1,611	—
Restructuring accrual, current portion	2,848	3,528
Other accrued liabilities	22,916	26,102

Total current liabilities	32,027	35,880
Restructuring accrual, less current portion	3,700	6,000

Total liabilities	35,727	41,880
Stockholders’ equity:
Common stock, 34,436 shares outstanding as of March 31, 2005 and 34,347 shares outstanding as of March 31, 2004	563,753	563,585
Stock-based compensation	(2,174)	(6,324)
Accumulated other comprehensive income	2,660	2,858
Accumulated deficit	(446,294)	(479,332)

Total stockholders’ equity	117,945	80,787

Total liabilities and stockholders’ equity	$153,672	$122,667

DIAMONDCLUSTER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Three Months		For the Twelve Months
	Ended March 31,		Ended March 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$20,053	$3,201	$33,038	$(5,411)
Adjustments to reconcile income (loss) to net cash provided by operating activities:
Restructuring charges (credits)	—	(258)	—	3,975
Depreciation and amortization	716	1,128	3,190	4,702
Write-down of net book value of property, plant, and equipment	32	429	71	774
Stock-based compensation	3,532	1,944	14,313	12,692
Deferred income taxes (benefits)	(20,633)	—	(20,633)	—
Tax benefits from employee stock plans	4,512	—	4,748	—
Changes in assets and liabilities:
Accounts receivable	(2,790)	(3,058)	1,951	(4,951)
Prepaid expenses and other	1,085	(3,028)	4,601	(3,929)
Accounts payable	210	773	(1,856)	1,085
Restructuring accrual	(833)	(1,272)	(2,980)	(8,800)
Other assets and liabilities	1,700	5,227	(3,607)	7,701

Net cash provided by operating activities	7,584	5,086	32,836	7,838

Cash flows from investing activities:
Net (purchases) redemptions of short-term investments	(8,950)	5,425	(13,675)	6,075
Capital expenditures, net	(527)	(303)	(1,763)	(935)
Other assets	55	47	151	843

Net cash provided by (used in) investing activities	(9,422)	5,169	(15,287)	5,983
Cash flows from financing activities:
Common stock issued	9,959	2,340	16,802	6,609
Purchase of treasury stock	(13,697)	(4,257)	(31,547)	(9,204)

Net cash used in financing activities	(3,738)	(1,917)	(14,745)	(2,595)

Effect of exchange rate changes on cash	(106)	(791)	462	825

Net increase (decrease) in cash and cash equivalents	(5,682)	7,547	3,266	12,051
Cash and cash equivalents at beginning of period	47,952	31,457	39,004	26,953

Cash and cash equivalents at end of period	$42,270	$39,004	$42,270	$39,004